Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 25, 2013 (“Effective Date”), is made by and between Rexahn Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Chang H. Ahn, Ph.D. (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Employee pursuant to the terms and conditions contained in this Agreement; and

WHEREAS, the Employee desires to accept such employment pursuant to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.             Term.  The Employee’s employment under this Agreement shall commence on the Effective Date, and unless sooner terminated pursuant to Section 7, shall continue through the first anniversary of such date (hereinafter, such period of employment is referred to as the “Term”) and thereafter, shall be automatically renewed each year for a period of one year until terminated (“Extended Term”).  During the Extended Term, Employee’s employment is terminable “at will” (i.e., with or without cause and with or without notice).

2.             Title.  The Employee will serve as the Chief Scientist of the Company.  Notwithstanding the title or anything in this Agreement to the contrary, the Employee is not and shall not be an executive of the Company.

3.             Duties.  The Employee is responsible for duties commensurate with his position as the Chief Scientist of the Company, or as may be reasonably assigned to him from time to time by the Chief Executive Officer (“CEO”) or Company’s Board of Directors (the “Board”).  The Employee agrees to devote his attention, skill and energy to the duties set forth herein and to the business of the Company, and to use his best efforts to promote the success of the Company’s business.

4.             Reporting.  The Employee will report directly to the CEO.

5.             Location.  The Employee shall be based in the Company’s Rockville, Maryland offices.  However, the Employee acknowledges that in order to effectively perform his duties, he will occasionally be required to travel for business purposes.

6.             Compensation.

(a)           Base Salary.  The Employee will receive an annual base salary of Two Hundred Eighty Five Thousand ($285,000) (the “Base Salary”), payable in accordance with the Company’s normal payroll practices as in effect from time to time.  Such Base Salary shall be adjusted for inflation each year as determined by the Consumer Price Index and shall be subject to periodic review by the Compensation Committee of the Board (the “Compensation Committee”).

(b)           Discretionary Annual Cash Bonus.  The Employee shall be eligible to receive a discretionary annual cash bonus for each fiscal year.  Whether to award such a bonus, and the amount of any such bonus, will be determined by the Compensation Committee in its sole discretion.  The cash bonus will be determined by performance against goals, objectives and milestones. Any such bonus shall be paid to the Employee within sixty (60) days after the Compensation Committee determines to award such bonus.   The Employee must be actively employed by the Company on the date on which such bonus is paid to the Employee.

(c)           Stock Option Awards.  In its sole discretion, the Board may award the Employee stock options as a bonus for performance at each anniversary from the Effective Date.  All Stock Options awarded shall be in accordance with the terms of the Company’s Stock Option Plan, as such Stock Option Plan may be amended, suspended or terminated from time to time.

(d)          Vacation.  During the Term, the Employee shall be entitled to vacation benefits in accordance with the Company’s vacation policy for management and officers.

(e)           Benefits.  During the Term, and provided that the Employee satisfies, and continues to satisfy, any plan eligibility requirements, the Employee shall be entitled to participate in, and receive benefits under, any retirement savings plan or welfare benefit plan made available by the Company to similarly-situated executives, as such plans may be in effect from time to time.  Such benefits may be changed unilaterally by the Company, without notice to the Employee.

(f)            Reimbursement of Business Expenses.  The Company will reimburse the Employee for all reasonable and properly-documented business-related expenses incurred or paid by him in connection with the performance of his duties hereunder, consistent with Company policy regarding reimbursement of such expenses.

(g)           Term Life Insurance.  The Company shall provide the Employee, at the Company’s cost, with term life insurance in accordance with the Company’s insurance policy, for which the Employee may designate the beneficiary.

(h)           Withholdings.  All payments made under this Section 6, or under any other provision of this Agreement, shall be subject to any and all federal, state and local taxes and other withholdings to the extent required by applicable law.

7.            Termination of Employment.

(a)           Due to Death.  The Employee’s employment with the Company will automatically terminate immediately upon his death.

(b)           Due to Disability.  If the Employee incurs a “Disability” (as defined below) during the Term, then the Company, in its sole discretion, shall be entitled to terminate the Employee’s employment immediately upon written notice to the Employee of such decision.  For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that prevents the Employee from performing the essential duties of his position, with or without reasonable accommodation, for (i) a period of ninety (90) consecutive calendar days or (ii) an aggregate of ninety (90) work days in any period of six (6) months.  The determination of whether the Employee incurred a Disability shall be made by the Board, in good faith, after consultation with the Employee’s physician.  The Employee acknowledges that the Company regards him as a “key employee” under the Family and Medical Leave Act, to the extent that Act is applicable.

(c)           By the Company With Cause.  During the Term, the Company shall be entitled to terminate the Employee’s employment with “Cause” (as defined below) by providing written notice to the Employee of such decision.  No advance notice period is required for a termination by the Company with Cause.  The Company reserves the right to withdraw any and all duties from the Employee, and to exclude the Employee from the Company’s premises, upon delivery of such notice of termination.  For purposes of this Agreement, “Cause” shall mean any of the following:

(i) The commission by the Employee of an act of malfeasance, dishonesty, fraud or breach of trust against the Company or any of its Employees, clients or suppliers;

(ii) Material breach by the Employee of any of his obligations under this Agreement, or any other agreement between the Employee and the Company;

(iii) The Employee’s failure to comply with the Company’s written policies;

(iv) The Employee’s failure, neglect or refusal to perform his duties under this Agreement, or to follow the lawful written directions of the Board;

(v) The Employee’s commission of any act that would constitute a felony or any crime involving moral turpitude;

(vi) Any act or omission by the Employee involving dishonesty or fraud or that is, or is reasonably likely to be, injurious to the financial condition or business reputation of the Company, or that otherwise is injurious to the Company’s Employees, clients or suppliers; or

(vii) The inability of the Employee to perform the duties of his position.

(d)           By the Employee Without Good Reason.  The Employee shall be entitled to terminate his employment with the Company by providing the Company with at least 30 days’ advance written notice of such decision.  The Company reserves the right to withdraw any and all duties from the Employee, and to exclude the Employee from the Company’s premises, upon delivery of such notice of termination.

(e)           By the Company Without Cause.  The Company shall be entitled to terminate the Employee’s employment without Cause by providing written notice to the Employee of such decision.  No advance notice period is required for a termination by the Company without Cause.  The Company reserves the right to withdraw any and all duties from the Employee, and to exclude the Employee from the Company’s premises, upon delivery of such notice of termination.

(f)           By the Employee With Good Reason.

(i)            The Employee may voluntarily terminate his employment for “Good Reason” by notifying the Company in writing, within ninety (90) days after the initial existence of one of the events below, that the Employee intends to terminate his employment for Good Reason, and, if such Good Reason is not cured in accordance with the cure provision set forth below, the Employee must actually terminate employment no later than thirty (30) days following the initial notice of existence of such Good Reason. “Good Reason” means the occurrence of any of the following events:

(A)        A material diminution in the Employee’s duties or authority inconsistent with the Employee’s position (including status, offices, titles and reporting requirements), excluding an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company after receipt of notice thereof given by the Employee:

(B)         A material reduction in the Employee’s Base Salary or bonus eligibility;

(C)         The Company’s requiring the Employee to be based at any office that is more than 40 miles from the Employee’s current office in Rockville, Maryland; or

(D)         Any action or inaction by the Company that constitutes a material breach of the terms and provisions of this Agreement (and its Exhibits).

(ii)           Anything herein to the contrary notwithstanding, the Employee’s employment shall not be terminated for Good Reason unless he provides written notice to the Company stating the basis of such termination and the Company fails to cure the action or inaction that is such basis within thirty (30) days after receipt of such notice.

8.             Compensation Upon Termination of Employment.

(a)           Termination by Reason of Death, Disability, for Cause or by the Employee.  Subject to Section 8(c) below, if the Employee’s employment is terminated pursuant to Section 7(a), 7(b), 7(c) or 7(d) above, then the Company shall pay to the Employee (or his estate, as appropriate), within 30 days of his termination date:

(i)            The Base Salary to which he is otherwise entitled for the period ending on the termination date.

(ii)           The Base Salary to which he is entitled for any accrued but unused vacation days as of the termination date.

 (b)           Other Termination.  If the Employee’s employment is terminated pursuant to Section 7(e) or 7(f) above, but not under the circumstances contemplated by Section 8(c) below, then the Company shall pay to the Employee, within 30 days of his termination date (but in all cases subject to Section 8(d) below and not before the applicable general release becoming effective in accordance with its terms), the following amounts and benefits:

(i)            A cash lump sum amount equal to his then current Base Salary on the effective date of termination, ignoring any decrease in Base Salary that forms the basis for Good Reason.

(ii)           An amount equal to a pro-rata portion of the bonus to which the Employee otherwise might have been entitled pursuant to Section 6(b) above, assuming for such purposes that the Employee would have received a bonus for that fiscal year equal to Forty Percent (40%) of his then current Base Salary (e.g., if one-third of the fiscal year elapsed prior to the termination date, then the Employee would receive a bonus equal to one-third of Forty Percent (40%) of his Base Salary).

(iii)           If the Employee timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination of employment, then the Company will pay the COBRA premiums necessary to continue the Employee’s health insurance coverage in effect for himself and his eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), through the earlier to occur of the expiration of the twelve-month period following his termination date or the expiration of the Employee’s eligibility for the continuation coverage under COBRA.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect instead to pay the Employee on the first day of each month of the twelve-month period, a fully taxable cash payment equal to such portion of the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”).  the Employee may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.  The first Special Severance Payment will occur on the date that is thirty days following the date of the Employee’s termination from employment, subject to the effectiveness of the general release as set forth in Section 8(d), and subsequent payments will occur on the schedule described above. If the Employee becomes eligible for coverage under another employer's group health plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, the Employee must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(iv)           All of the Employee’s then-outstanding Stock Options will be subject to accelerated vesting, and (if applicable) become immediately exercisable, with respect to the number of shares as to which the Stock Options that otherwise would have vested in the twelve (12) month period following the Employee’s termination date.

(v)           The Company will extend the post-termination exercise period applicable to the Employee’s then-outstanding Stock Options until the earliest to occur of (i) twelve (12) months following his termination date, and (ii) the original term of the Stock Options.

 (c)           Change of Control.

(i)            If the Employee’s employment is terminated by the Company without Cause (and not as a result of death or a Disability) or by the Employee for Good Reason and such termination date falls within the one-year period immediately following a “Change of Control” (as defined in the Company’s Stock Option Plan as in effect on the date hereof) (a “Change of Control Termination”), then the Company shall pay to the Employee, within 30 days of his termination date (but in all cases subject to Section 8(d) below and not before the applicable general release becoming effective in accordance with its terms), the following amounts:

(A)        Two Hundred Percent (200%) of the Base Salary to which he is otherwise entitled for the period ending on the termination date, ignoring for purposes of calculation any decrease in Base Salary that forms the basis for Good Reason;

(B)         An amount equal to a pro-rata portion of the bonus to which the Employee otherwise might have been entitled pursuant to Section 6(b) above, assuming for such purposes that the Employee would have received a bonus for that fiscal year equal to Forty Percent (40%) of his then current Base Salary (e.g., if one-third of the fiscal year elapsed prior to the termination date, then the Employee would receive a bonus equal to one-third of Forty Percent (40%) of his Base Salary); and

(C)           Cash payment to offset (on an after-tax basis) any incremental additional state and federal income tax that the Employee pays as a result of Section 8(c)(i)(A) and Section 8(c)(i)(B) (accelerating payment to the year of separation) subjecting him to a higher marginal tax rate bracket in the year of payment, as calculated by the Company in its discretion.

(ii)            Following the Change of Control Termination, if the Employee timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination of employment, then the Company will pay the COBRA premiums necessary to continue the Employee’s health insurance coverage in effect for himself and his eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), through the earlier to occur of the expiration of the eighteen-month period following his termination date or the expiration of the Employee’s eligibility for the continuation coverage under COBRA.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect instead to pay the Employee on the first day of each month of the eighteen-month period, the Special Severance Payment.  the Employee may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.  If the Employee becomes eligible for coverage under another employer's group health plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, the Employee must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(iii)           Immediately prior to a Change of Control, all options, restricted stock and other equity-based awards granted to the Employee by the Company and held by him immediately prior to such a Change of Control shall become immediately and fully vested and, in the case of Stock Options, shall remain exercisable for their respective original terms.

(d)           Release Required; Certain Limitations on the Company’s Obligations Hereunder.  The obligations of the Company to the Employee under this Section 8 shall be subject to the Employee’s execution of a general release in favor of the Company, in the form of Exhibit A hereto or in such other form reasonably satisfactory to the Company.  Other than as expressly set forth in this Section 8, the Company shall have no payment or other obligations to the Employee following a termination of his employment by the Company.

9.             Confidential Information.

(a)           Non-Use and Non-Disclosure of Confidential Information.  The Employee acknowledges that, during the course of his employment with the Company, he will have access to information about the Company and/or its subsidiaries and their clients and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its subsidiaries.  As such, at all times, both during the Term and thereafter, the Employee will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and/or its subsidiaries, and not disclose to any other person or entity (without the prior written authorization of the Board) any “Confidential Information” (as defined below).  Notwithstanding anything contained in this Section 9, the Employee will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that the Employee notifies the Company and/or its subsidiaries immediately of any such legal process or court order in an effort to allow the Company and/or its subsidiaries to challenge such legal process or court order, if the Company and/or its subsidiaries so elects, prior to the Employee’s disclosure of any Confidential Information.

(b)           No Breach.  The Employee represents and warrants that he has not and will not make unauthorized disclosure to the Company of any confidential information or trade secrets of any third party or otherwise breach any obligation of confidentiality to any third party.

(c)           Definition of “Confidential Information”.  For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information that belongs to the Company and/or its subsidiaries, or any of their clients or suppliers, including without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product information, projects, services, client lists and information, client preferences, client transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, revenue figures, account information, credit information, financing arrangements and other information disclosed to the Employee by the Company and/or its subsidiaries in confidence, directly or indirectly, and whether in writing, orally or by electronic records, drawings, pictures or inspection of tangible property.  “Confidential Information” does not include any of the foregoing information that has entered the public domain other than by a breach of this Agreement.

10.           Return of Company Property.  Upon the termination of the Employee’s employment with the Company (whether upon the expiration of the Term or thereafter), or at any time during such employment upon request by the Board, the Employee will promptly deliver to the Board (or its representative) and not keep in his possession, recreate or deliver to any other person or entity, any and all property that belongs to the Company and/or its subsidiaries, or that belongs to any other third party and is in the Employee’s possession as a result of his employment with the Company, including without limitation, computer hardware and software, pagers, PDA’s, Blackberries, cell phones, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files, electronically-stored information and other documents and information, including any and all copies of the foregoing.

11.           Intellectual Property.

(a)           Prior Inventions.  The Employee hereby acknowledges and agrees that he has made no invention, original work of authorship, development, improvement, and trade secret prior to the commencement of his employment with the Company, that belong solely to the Employee or belong to the Employee jointly with others (subject to the restriction in Section 9(b))(collectively referred to as “Prior Inventions”), that relate in any way to any of the Company’s and/or its subsidiaries’ actual or proposed businesses, products, services or research and development, and that are not assigned to the Company and/or its subsidiaries herein.  If in the course of the Employee’s employment with the Company (whether during the Term or thereafter), he incorporates into any of the Company’s or its subsidiaries’ products, processes, services or machines, a Prior Invention owned by the Employee or in which he has an interest, then the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of, or in connection with, such product, process, service or machine.

(b)           Assignment of Inventions.  The Employee will promptly make full written disclosure to the Board, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company or its designee, all his right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable  under copyright or similar laws, that he may solely or jointly conceive or develop or reduce to practice, or cause to be developed or reduced to practice, during his employment with the Company (whether during the Term or thereafter) that (i) relate at the time of conception, development or reduction to practice to the actual or demonstrably proposed business or research and development activities of the Company and/or its subsidiaries, (ii) result from or relate to any work performed for the Company and/or its subsidiaries, whether or not during normal business hours or (iii) are developed through the use of Confidential Information (collectively referred to as “Inventions”).  The Employee further acknowledges that all Inventions that are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company and/or its subsidiaries (whether during the Term or thereafter) are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by his salary, unless regulated otherwise by law.

(c)           Maintenance of Invention Records.  The Employee will keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during his employment with the Company and/or its subsidiaries (whether during the Term or thereafter).  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks or any similar format.  The records will be available to and remain the sole property of the Company and its subsidiaries at all times.  The Employee will not remove such records from the Company’s or its subsidiaries’ business premises except as expressly permitted by Company policy that may, from time to time, be revised at the sole discretion of the Company.

(d)           Further Assistance.  The Employee will assist the Company or its designee, at the Company’s expense, in every way to secure the Company’s rights in any Inventions and any copyrights, patents, trademarks, trade secrets, moral rights or other intellectual property rights relating thereto in any and all countries, including without limitation, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, records and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, trademarks, trade secrets, moral rights or other intellectual property rights relating thereto.  The Employee acknowledges that his obligation to execute, or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of his employment with the Company until the expiration of the last such intellectual property right in any country.  If the Company is unable, after reasonable effort, because of the Employee’s mental or physical incapacity or unavailability for any other reason, to secure his signature to apply for or to pursue any application for any patents or copyright registrations covering Inventions assigned to the Company above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully-permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by the Employee.  The Employee hereby waives and irrevocably quitclaims to the Company and/or its subsidiaries any and all claims, of any nature whatsoever, that he now or hereafter has for infringement of any and all Inventions assigned to the Company and/or its subsidiaries.

12.           No Prior Restrictions.  The Employee represents and warrants that his employment with the Company will not violate, or cause him to be in breach of, any obligation or covenant made to any former employer or other third party, and that during the course of his employment with the Company (whether during the Term or thereafter), he will not take any action that would violate or breach any legal obligation that he may have to any former employer or other third party.

13.           No Interference with Employees and Customers.  The Employee agrees that, during the Employee’s employment with the Company and for a period of  twelve (12) months immediately thereafter, the Employee will not, directly or indirectly through another entity, for himself or any other person or entity, (i) induce or solicit, or attempt to induce or solicit, any executive or independent contractor of the Company or its subsidiaries (or any individual who was employed or engaged by the Company or its subsidiaries during the one-year period immediately before the termination of the Employee’s employment) to leave the employment of, or to cease his or her contracting relationship with, the Company or its subsidiaries, (ii) interfere in any way with the employment relationship between the Company or its subsidiaries or their executives and independent contractors, (iii) hire or engage any executive or independent contractor of the Company or its subsidiaries (or any individual who was employed or engaged by the Company or its subsidiaries during the one-year period immediately before the termination of the Employee’s employment) or (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its subsidiaries.

14.           Non-Disparagement.  Both during and after the Employee’s employment with the Company, both the Employee and the Company agree not to disparage, portray in a negative light, or take any action that would be harmful to, or lead to unfavorable publicity for, the other party or any of its current or former clients, suppliers, officers, directors, executives, agents, consultants, contractors, owners, parents, subsidiaries or divisions, whether in public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials and materials or information displayed on Internet-related sites.

15.           Equitable Relief.  The Employee acknowledges that the remedy at law for his breach of Sections 9, 10, 11, 13 and 14 above will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms.  Accordingly, upon a violation of any part of such sections, the Company shall be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation.  No bond or other security shall be required in obtaining such equitable relief, and the Employee hereby consents to the issuance of such equitable relief.  Nothing in this Section 15 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Employee of any of the parts of Sections 9, 10, 11, 13 and 14 above which may be pursued or availed of by the Company.

16.           Judicial Modification.  The Employee acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 9, 10, 11, 13 and 14 above be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought.  If any of the restrictions contained or referenced in such Sections is for any reason held by an arbitrator or court to be excessively broad as to duration, activity, geographical scope or subject, then such restriction shall be construed, judicially modified or “blue penciled” in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction under applicable law.

17.           Arbitration.  Other than actions seeking injunctive relief to enforce the provisions of Sections 9, 10, 11, 13 and 14 above (which actions may be brought by the Company in a court of appropriate jurisdiction), any and all dispute or controversy between the parties hereto, whether during the Term or thereafter, including without limitation, matters relating to, or arising out of, this Agreement, the Employee’s employment with the Company and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to any and all medical leave statutes, wage-payment statutes, employment discrimination statutes and any other equivalent federal, state or local statute, shall be settled by arbitration administered by JAMS in Washington, D.C. pursuant to its rules applicable to employment disputes, which arbitration shall be confidential, final and binding to the fullest extent permitted by law.  Each party hereto shall be responsible for paying one-half of the cost of the arbitration (including the cost of the arbitrator), and all of the cost of its own attorneys’ fees and costs, unless otherwise apportioned by the arbitrator in accordance with applicable law

18.           Notices.  All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered and received by the other party, or when sent by recognized overnight courier to the following addresses:

If to the Company:

15245 Shady Grove Road
Suite 455
Rockville, Maryland 20850
Attention:  Secretary

If to the Employee:

at the Employee’s home address
as reflected on the Company’s records

or to such other address as either party hereto will have furnished to the other in writing in accordance with this Section 18, except that such notice of change of address shall be effective only upon receipt.

19.           Severability.  In the event that any of the provisions of this Agreement, or the application of any such provisions to the Employee or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court or arbitrator, the remaining portions of this Agreement shall remain in full force and effect and shall not be invalidated or impaired in any manner.

20.           Waiver.  No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

21.           Entire Agreement.  This Agreement contains the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter of this Agreement.

22.           Amendments.  This Agreement may be amended only by an agreement in writing signed by the Employee and an authorized representative of the Company (other than the Employee).

23.           Section 409A Provisions

(a)           Separation from Service. Notwithstanding anything in this Agreement to the contrary, to the extent that any severance payments or benefits paid or provided to the Employee, if any, under this Agreement are considered deferred compensation subject to Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (such payments, the “Deferred Payments”), then (i) to the extent required by Section 409A, no Deferred Payments will be payable unless the Employee’s termination of employment also constitutes a “separation from service,” as defined in Treasury Regulations Section 1.409A-1(h) (without regard to any alternative definition thereunder) (a “Separation from Service”). Similarly, no Deferred Payments payable to the Employee, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9) will be payable until the Employee has a Separation from Service. For clarity, if the Employee terminates employment with the Company in a manner entitling the Employee to severance payments and benefits under Section 8, but does not incur a Separation from Service within the meaning of Section 409A, then any severance payments or benefits that are Deferred Payments and that are not immediately payable under this Section 23(a) will instead be paid to the Employee when the Employee incurs a Separation from Service, notwithstanding that the Employee may no longer be employed under this Agreement.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive the payments under this Agreement, including the severance payments and benefits, will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment.

(b)           Six-Month Wait for Key Employees Following Separation from Service.  To the extent that any amount payable or benefit to be provided under this Agreement or any other agreement between the parties hereto constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) upon a Separation from Service, including any amount payable under Section 8 above, and to the extent that the Employee is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Company) on the Separation from Service date, then, notwithstanding any other provision in this Agreement or any other agreement to the contrary, such payment or benefit provision will not be made to the Employee during the six-month period immediately following the Employee’s Separation from Service date.  Instead, on the first day of the seventh month following such “separation from service" date, all amounts that otherwise would have been paid or provided to the Employee during that six-month period, but were not paid or provided because of this Section 23(a), will be paid or provided to the Employee at such time, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period).  This six-month delay will cease to be applicable if the Employee “separates from service” due to death or if the Employee dies before the six-month period has elapsed.

(c)           Section 409A Compliance. Exceptions to Payment Delay. To the maximum extent permitted by applicable law, amounts payable to the Employee under Section 8 will be made in reliance upon Treasury Regulations Section 1.409A-1(b)(4) (with respect to short-term deferrals) or Treasury Regulations Section 1.409A-1(b)(9) (with respect to separation pay plans). Accordingly, the severance payments provided for in Section 8 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable under Section 8, by its terms and determined as of the date of the Employee’s Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (1) the end of the Company’s fiscal year in which the Employee’s termination of employment occurs or (2) the end of the calendar year in which the Employee’s termination of employment occurs, or (ii) the severance payments do not exceed an amount equal to two times the lesser of (1) the amount of the Employee’s annualized compensation based upon the Employee’s annual rate of pay for the calendar year immediately preceding the calendar year in which the Employee’s termination of employment occurs (adjusted for any increase during the calendar year in which such termination of employment occurs that would be expected to continue indefinitely had the Employee remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan under Section 401(a)(17) of the Code for the calendar year in which the Employee’s termination of employment occurs. To the extent the payments and benefits under this Agreement are subject to Section 409A, this Agreement will be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations and official guidance thereunder. If said payments and benefits to the Employee are not exempt from or in compliance with Section 409A, the parties will attempt to bring such payments and benefits into compliance with Section 409A without diminishing the benefits to which the Employee is entitled to the greatest extent possible.

 (d)           Expense Reimbursement. If required for compliance with Section 409A of the Code, any business expenses incurred by the Employee that are reimbursed by the Company as a non-taxable reimbursement under this Agreement will be paid in accordance with Treasury Regulations Section 1.409A-3(i)(1)(iv) and in accordance with the Company’s standard expense reimbursement policies, but in any event on or before the last day of the Employee’s taxable year following the taxable year in which the Employee incurred the expenses. The amounts reimbursed during any taxable year of the Employee will not affect the amounts provided in any other taxable year of the Employee, and the Employee’s right to reimbursement for these amounts will not be subject to liquidation or exchange for any other benefit.

24.           Successors and Assigns.  Because the Employee’s obligations under this Agreement are personal in nature, the Employee’s obligations may only be performed by the Employee and may not be assigned by him.  This Agreement is also binding upon the Employee’s successors, heirs, executors, administrators and other legal representatives, and shall inure to the benefit of the Company and its subsidiaries, successors and assigns.

25.           Consultation with Counsel.  The Employee acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement.

26.           No Other Representations.  The Employee acknowledges that the Company has made no representations or warranties to the Employee concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

27.           Headings.  The titles and headings of sections and subsections contained in this Agreement are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions of this Agreement.

28.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one agreement.

29.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to its conflict of laws principles.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REXAHN PHARMACEUTICALS, INC.		CHANG H. AHN, PH.D.

By:	/s/ Peter D. Susdak	/s/ Chang H. Ahn
Name: Peter D. Susdak		Signature
Title: Chief Executive Officer

[Signature page to Employment Agreement]

EXHIBIT A
Employment Release

In consideration of the payments and benefits set forth in Section 8 of the Agreement, I, __________, do hereby release and forever discharge Rexahn Pharmaceuticals, Inc., together with its direct and indirect subsidiaries, (the “Company”), and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company, and its direct or indirect owners, and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of such affiliates (collectively, the “Released Parties”) to the extent provided below.

1.      Except as provided in paragraph 3 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, expenses and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Employment Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I or any of my heirs, executors, administrators or assigns, may have, including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; Corporate and Criminal Fraud Accountability Act of 2002, also known as the Sarbanes Oxley Act or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorney’ fees, incurred in these matters).  Nothing herein releases the Company from its post-employment obligations to me pursuant to the Agreement.

Anything herein to the contrary notwithstanding, nothing herein shall release the Company or any other Released Parties from any claims or damages based on: (i) any right or claim that arises after the Execution Date, (ii) any right, including a right to a payment or benefit, the Employee may have under this Agreement or for accrued or vested benefits and stock based awards pursuant to the terms and conditions of the applicable plan document, (iii) the Employee’s eligibility for indemnification, in accordance with applicable laws or the certificate of incorporation or by-laws of the Company, or under any applicable insurance policy, with respect to any liability the Employee incurs or has incurred as a director, officer or employee of the Company and its subsidiaries or (iv) any right the Employee may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he and the Company or any other Released Party are jointly liable.

Exhibit A - Page 1

2.      I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 1 above.

3.      I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action, including without limitation any claim under the Age Discrimination in Employment Act of 1967.

4.      In signing this Employment Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the claims hereinabove mentioned or implied.  I expressly consent that this Employment Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this Employment Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a claim seeking damages against the Company or any Released Party, or in the event I should seek to recover against the Company or any Released Party in any claim brought by a governmental agency on my behalf, this release shall serve as a complete defense to such claims.  I further agree that I am not aware of any pending claim or complaint of the type described in paragraph 1 as of the execution of this Employment Release.

5.      I agree that neither this Employment Release, nor the furnishing of the consideration for this Employment Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

6.      I acknowledge and agree that

Exhibit A - Page 2

(a)           the consideration provided to me exceeds anything to which I am otherwise entitled and that I am owed no wages, commissions, bonuses, finder’s fees, equity or incentive awards, severance pay, vacation pay or any other compensation or vested benefits or payments or remuneration of any kind or nature other than as specifically provided for in this Employment Release;

(b)           if I make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company or any other Releasees with respect to any cause, matter or thing which is the subject of this Employment Release, the Company may raise this Employment Release as a complete bar to any such action, claim or proceeding, and the Company or any other Releasees, as applicable may recover from me all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7.      I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this Employment Release.  I also agree that if I violate this Employment Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.      Notwithstanding anything in this Employment Release to the contrary, this Employment Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement.

9.      Whenever possible, each provision of this Employment Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Employment Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Employment Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS EMPLOYMENT RELEASE, I REPRESENT AND AGREE THAT:

1.      I HAVE READ IT CAREFULLY;

2.      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

Exhibit A - Page 3

3.      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.      I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.      I HAVE BEEN OFFERED AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE ON [_____________, 20__], TO CONSIDER IT AND THE CHANGES MADE SINCE THE  [_____________, 20__] VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.      THE CHANGES TO THE AGREEMENT SINCE [_____________, 20__] EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

7.      I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE THIS RELEASE SOLELY WITH RESPECT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.      I HAVE SIGNED THIS EMPLOYMENT RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.      I AGREE THAT THE PROVISIONS OF THIS EMPLOYMENT RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Exhibit A - Page 4